Exhibit 99.02

Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations

Statements in this report other than statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as changes in premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, general economic conditions in different countries around the world, fluctuations in currency exchange rates and global equity and fixed income markets . Although we believe that the expectations reflected in forward-looking statements are reasonable we can give no assurance that those expectations will prove to have been correct. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained or incorporated by reference in this document are qualified by reference to this cautionary statement.

EXECUTIVE SUMMARY

Market overview

2005 was a year of transition for the insurance industry. Following the various regulatory investigations, there were widespread changes in market practices, including the elimination of volume and profit-based contingents for global brokers and significant reductions in other remuneration received from the market. As a result of these changes, we also saw opportunities to quote for and win new business and to recruit talented staff enabling us to grow our franchise in the longer term. At the same time the market was highly competitive: insurance premium rates declined; new and existing competitors aggressively cut fees to retain or win new business; and there were upward pressures on the cost of hiring and retaining the best people. The combination of these factors in 2005 had an adverse impact on margins throughout the industry.

Results 2005 compared with 2004

Net income in 2005 was $281 million, or $1.72 per diluted share, compared with $402 million, or $2.42 per diluted share, in 2004. Total revenues at $2,267 million were $8 million lower than in 2004 as net new business growth and improved client retention rates in all divisions were more than offset by a sharp reduction in market remuneration and falling insurance premium rates.

Operating margin in 2005 was 20 percent compared with 28 percent in 2004 with the decline attributable to the sharp reduction in market remuneration, increased compensation costs and a negative contribution from foreign currency translation, together with first quarter charges of $60 million for regulatory settlements and related costs, a $20 million increase in severance payments, and a $20 million additional charge for legal provisions following the March 31, 2005 review of legal proceedings. A $78 million gain on the sale of Stewart Smith in April 2005 partly offset the adverse impact of the significant first quarter charges.

Results 2004 compared with 2003

Net income in 2004 was $402 million, or $2.42 per diluted share, compared with $365 million, or $2.17 per diluted share, in 2003. Total revenues at $2,275 million were $199 million, or 10 percent higher than in 2003 of which 2 percent was attributable to the net impact of foreign currency translation and 4 percent to acquisitions and disposals. Organic revenue growth of 4 percent reflected net new business growth of 6 percent offset by a negative 2 percent impact of declining rates.

Operating margin decreased from 29 percent in 2003 to 28 percent in 2004 reflecting the impact of higher expenses related to legal, investigative and regulatory compliance and incremental salaries and benefits expense for recruiting and retention.

Market remuneration

In October 2004, we announced that we were voluntarily abolishing contingent compensation arrangements. We expect the income to decline further as amounts received which are attributable to prior periods continue to run off and we continue to receive only a limited amount of market remuneration for operations outside North America for administrative and accounting services provided to insurers. In 2005, we received total market remuneration of $29 million, compared with $148 million in 2004 and $133 million in 2003.

Recruitment and retention spend

We continue to hire new brokers, senior executives to lead practices and strengthen specific businesses, and client-facing and technical staff who we believe will help us achieve our long term growth objectives. At the same time, employees have left under the first quarter 2005 headcount reduction program. The net increase in headcount over 2005 was therefore relatively small but we believe the revised mix will be more productive. However, our experience shows that new brokers generally take 18 to 24 months or longer before they are profitable. In addition, the costs of retaining our existing and new staff have increased in a highly competitive market.

Future outlook

In 2006 we anticipate that revenue growth will be primarily organic based on winning new accounts, increasing business with existing clients, improving client retention rates, and hiring new revenue generating staff. It is not yet possible to assess how premium rates will impact revenue growth for the full year as there are conflicting pressures on rates in both the reinsurance and direct insurance market. For example, we saw sharp increases in January 1 renewals for energy risks in the Gulf of Mexico and catastrophe and property exposed lines with poor loss records, but elsewhere premium rates remained soft or broadly stable.

During 2005, we completed 8 acquisitions with annual revenues of approximately $21 million and do not expect to see any significant increase in this level of activity in the short term. Many smaller brokers still accept volume and profit-based contingent compensation but we attribute no value to such revenues in a potential acquiree: our ability to offer a competitive price to such brokers is consequently limited except in countries where contingent compensation is immaterial.

We will therefore continue to invest in talented new and existing brokers and business leaders who we believe can win new business and drive our business forward to generate improved margins in the longer term. We expect the compensation ratio (salaries and benefits as a percentage of revenues) in 2006 to be lower than 59 percent compared to the 2005 compensation ratio, excluding severance costs, of 60 percent. This outlook assumes a more selective approach towards recruitment opportunities in 2006.

Overall, in 2006 we anticipate modest operating margin expansion. In the longer term, our goal is to achieve sustainable long-term growth based on delivering value to our customers so that we continue to win new accounts, increase business with existing clients, improve client retention rates, and attract and retain revenue generating staff. However, given the inherent unpredictability of our business, actual results may differ from those predicted for a number of reasons, including unexpected changes in market conditions, adverse developments in litigation matters and regulatory issues.

Cash and financing

Cash at December 31, 2005 was $193 million, $158 million lower than at December 31, 2004 with the decrease primarily due to a reclassification of approximately $155 million from own funds to fiduciary funds under new UK regulations—see “Liquidity and Capital Resources” below. Net cash inflow from operating activities including the reclassification from own funds to fiduciary funds was $95 million. Cash generated from other operating sources was approximately $250 million. Share buybacks totaling $360 million (10.3 million shares at an average price of $35.00) and dividends of $135 million were largely funded from the proceeds from the Stewart Smith disposal of $96 million and cash generated from other operating sources.

In 2005, in order to diversify our funding base and to lengthen our maturity profile, we replaced the bank loan agreement we entered into in December 2003, which included a $450 million term loan facility and a $150 million revolving credit facility. On July 1, 2005 we completed a $600 million notes offering, comprising $350 million 10 year notes at 5.625 percent and $250 million 5 year notes at 5.125 percent. Proceeds from the offering were used to repay the existing $450 million bank loan on July 6, 2005 and the remainder used for general corporate purposes including additional pension fund contributions of $50 million. On October 17, 2005, we entered into a new $300 million 5 year revolving credit facility which replaced the existing $150 million facility. Our capitalization ratio (total long-term debt to total long-term debt and equity) was 32 percent at December 31, 2005 compared with 24 percent at December 31, 2004.

Regulatory proceedings

Further to the agreements reached with the New York Attorney General, the New York Superintendent of Insurance and the Minnesota Attorney General in second quarter 2005, we paid $51 million on July 1, 2005 into bank accounts for reimbursement funds. We continue to respond to requests for documents and information from the regulators and/or attorneys general of more than twenty other states, the District of Columbia, one US city, Canada and Australia who are conducting similar regulatory proceedings. We are co-operating fully with these investigations but at this time cannot predict how or when these investigations will be resolved.

BUSINESS AND MARKET OVERVIEW

We provide a broad range of insurance brokerage and risk management consulting services to our worldwide clients. In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients to determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through our global distribution network.

We generate revenue from commissions and fees on insurance placements and fees from consulting and other services. We also earn interest on premiums held before remittance to the insurer and on claims held before payment to the insured.

The majority of our revenue is commission based and varies based upon the premiums on the policies we place on behalf of our clients. As such, when premium rates in the insurance market rise we tend to benefit and, when premium rates decline, we tend to experience pressure on our revenues, although in both cases there are many conflicting factors, including changes in buying and selling behavior. We manage expenses to moderate the impact on earnings.

From the late 1980s through late 2000, insurance premium rates generally trended downwards as a result of a number of factors. However, following several years of underwriting losses, the declines in world equity markets and lower interest rates, many insurance carriers began to increase premium rates in 2000. The tragic events of September 11, 2001 acted as a catalyst, especially in areas such as aerospace, and rates generally continued to rise through 2003.

During 2004, we saw a rapid transition from a hard market, with premium rates stable or increasing, to a soft market, with premium rates falling in most markets. The soft market continued throughout 2005, although the rate of decline moderated in the latter part of the year. Rates have remained soft or stable in the early part of 2006 with the exception of renewals for energy risks in the Gulf of Mexico following the unprecedented level of hurricane activity over the last two years, in particular in the latter part of 2005, and catastrophe and property exposed lines with poor loss records.

We believe that throughout 2006 there will be conflicting pressures on reinsurance rates. There will be upward pressures as reinsurers recalibrate risk models and review underwriting policies and rating agencies require reinsurers to hold more capital to reflect increased risk assumptions. However, there will be downward pressures as reinsurers seek to retain market share in areas where combined ratios have been good; new capital enters the market; and many insurers are reluctant to pay more for reinsurance where this cannot be passed on to the direct market leading to increased retentions and a consequent reduction to volumes into the reinsurance market.

OPERATING RESULTS

Revenues

2005 compared with 2004

				Change attributable to:
	2005	2004	% change	Foreign currency translation	Acquisitions and disposals	Organic revenue growth(i)
	(millions)
Global(ii)	$961	$993	(3)%	0%	0%	(3)%
North America(ii)	722	706	2%	0%	1%	1%
International(ii)	511	506	1%	(1)%	1%	1%
Commissions and fees	$2,194	$2,205	0%	0%	1%	(1)%
Investment income	73	70	4%	(1)%	0%	5%
Total revenues	$2,267	$2,275	0%	0%	1%	(1)%

(i)     Organic revenue growth excludes the impact of foreign currency translation and acquisitions and disposals from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

(ii)    Following a change to our internal reporting structure effective January 1, 2006, North America Global Markets and International Global Markets revenues, which were previously reported within our Global division, are now reported in the North America and International divisions, respectively. In addition, we refined our method of allocating revenues between the Global and North America divisions. As a result of these changes, $109 million of revenues previously reported within our Global division in 2005 (2004: $123 million)  have been reclassified between the North America ($45 million) and International divisions ($64 million) (2004: North America $46 million and International $77 million).

2005 revenues at $2,267 million were broadly in line with 2004 with the benefit of an increase attributable to net acquisitions and disposals offset by a reduction in organic revenues, where net new business growth was more than offset by the reduction in market remuneration.

Net acquisitions and disposals added 1 percent to total revenues in 2005 compared with 2004. In Global, the benefit of recent acquisitions, mainly the Coyle Hamilton and Opus acquisitions in second half 2004, was offset by the impact of the Stewart Smith sale in April 2005. In North America, growth attributable to acquisitions was mainly due to the CGI Consulting and Primary acquisitions in first quarter 2005.

Organic revenues in 2005 were 1 percent lower than in 2004. Net new business growth in all our operations and improved client retention in 2005 were more than offset by soft or declining rates in most of our markets and the sharp reduction in market remuneration compared with 2004 discussed above.

The following table analyzes 2005 organic growth in commissions and fees by business:

	Total commissions and fees organic growth	Total market remuneration(i)	Commissions and fees excluding market remuneration
Global(ii)	(3)%	(8)%	5%
North America(ii)	1%	(4)%	5%
International(ii)	1%	(3)%	4%
Group	(1)%	(6)%	5%

(i)     Total market remuneration includes volume and profit-based contingent commissions together with compensation for product and market research carried out on behalf of insurers and income related to administration and other services provided to the market.

(ii)    Following a change to our internal reporting structure effective January 1, 2006, North America Global Markets and International Global Markets revenues, which were previously reported within our Global division, are now reported in the North America and International divisions, respectively. In addition, we refined our method of allocating revenues between the Global and North America divisions. As a result of these changes, $109 million of revenues previously reported within our Global division have been reclassified between the North America ($45 million) and International divisions ($64 million).

Global:   Global revenues were adversely impacted by a $71 million reduction in market remuneration in 2005 compared with 2004. Commissions and fees, excluding market remuneration, were 5 percent higher in 2005 compared with 2004. Rates were soft in virtually all the sectors we operate in and in the reinsurance market we are seeing a trend towards more centralized buying and higher retentions. Despite the highly competitive market, net new business growth improved and we saw some benefit in the London market from market remuneration migrating to fees. Our Aerospace and Niche businesses in Global Specialties performed well.

North America:   2005 organic revenues were 1 percent higher than in 2004 as net new business growth more than offset a $30 million reduction in market remuneration and the impact of declining rates. Excluding market remuneration, commissions and fees were 5 percent higher in 2005 compared with 2004 despite declining rates particularly in the first half of 2005. Net new business growth remained robust across all regions and businesses with improved retention rates also a significant contributor. Overall, most regional sectors are performing well and we are seeing good growth in the financial institutions and large account practices. In our large account practice, we have seen a sustained increase in requests for proposals with total new business in 2005 higher than that achieved in 2004.

International:   International revenues were 1 percent higher than in 2004 as net new business growth and improved client retention in most regions offset the impact of a further softening of rates in many areas and a 3 percent reduction attributable to reduced market remuneration. South Africa, Russia, Latin America and Asia all performed well.

2004 compared with 2003

				Change attributable to:
	2004	2003	% change	Foreign currency translation	Acquisitions and disposals	Organic revenue growth(i)
	(millions)
Global(ii)	$993	$941	6%	0%	3%	3%
North America(ii)	706	674	5%	1%	0%	4%
International(ii)	506	389	30%	8%	13%	9%
Commissions and fees	$2,205	$2,004	10%	1%	4%	5%
Investment income	70	72	(3)%	4%	1%	(8)%
Total revenues	$2,275	$2,076	10%	2%	4%	4%

(i)     Organic revenue growth excludes the impact of foreign currency translation and acquisitions and disposals from reported revenues. We use organic growth as a measure of business growth generated by operations that were part of the Group at the end of the period. Our method of calculating this measure may differ from that used by other companies and therefore comparability may be limited.

(ii)    Following a change to our internal reporting structure effective January 1, 2006, North America Global Markets and International Global Markets revenues, which were previously reported within our Global division, are now reported in the North America and International divisions, respectively. In addition, we refined our method of allocating revenues between the Global and North America divisions. As a result of both these changes, $123 million of revenues previously reported within our Global division in 2004 (2003: $105 million) have been reclassified between the North America ($46 million) and International divisions ($77 million) (2003: North America $43 million and International $62 million).

2004 revenues at $2,275 million were 10 percent higher than in 2003, with all our businesses reporting growth despite a declining rate environment.

Our International business earns revenues in currencies other than the US dollar. In 2004, reported revenues in our International division benefited significantly from the impact of foreign currency translation, largely as a result of the euro strengthening against the dollar. This benefit was partly offset by the strength of the dollar relative to Latin American currencies throughout 2004.

Net acquisitions and disposals led to a 13 percent increase in International’s 2004 revenues compared with the prior year. The increase was mainly attributable to the acquisition of a controlling interest in Willis A/S, our Danish subsidiary, which was consolidated from January 1, 2004.

Organic revenue growth in 2004 was 4 percent comprised of approximately 6 percent net new business growth partly offset by a 2 percent reduction due to declining insurance premium rates.

Global:   Global business revenues were 3 percent higher in 2004 compared with 2003 reflecting good performances by most business units despite noticeable downward pressure on premium rates. Reinsurance revenues grew in 2004 due to a strong new business performance, particularly from the US reinsurance unit. Premium rates were a negative factor on reinsurance revenues from the second quarter of 2004 and for full year 2004 had an adverse impact of 3 percent when compared with 2003. In addition, reinsurance brokerage was adversely affected by increased self-insurance by clients.

North America:   Organic revenue growth in our North America business was 4 percent in 2004 despite the elimination of market remuneration in the fourth quarter and a softening insurance market place. As we moved through 2004, declining premium rates had an increasingly negative effect.

In 2004, revenues included $35 million of market remuneration. Due to the abolition of this remuneration in October 2004, there was no market remuneration in the fourth quarter 2004. In 2003, revenues included $32 million of market remuneration of which $12 million was recognized in the fourth quarter.

International:   Organic revenue growth in our International business of 9 percent in 2004 was driven by good performances in Europe, notably the Netherlands and Iberia, Asia and Latin America. There was a modest negative impact from premium rates on average, although the effect varied by country and by line of business.

General and administrative expenses

	2005	2004	2003
	(millions, except percentages)
Salaries and benefits	$1,384	$1,218	$1,086
Other	405	391	369
General and administrative expenses	$1,789	$1,609	$1,455
Compensation ratio or salaries and benefits as a percentage of revenues	61%	54%	52%

2005 compared with 2004

General and administrative expenses at $1,789 million in 2005 were $180 million, or 11 percent, higher than in 2004 of which 3 percent was attributable to acquisitions net of disposals and foreign currency translation.

Salaries and benefits were $1,384 million, or 61 percent of revenues, in 2005 compared with $1,218 million, or 54 percent of revenues, in 2004. The increase in the compensation ratio (salaries and benefits as a percentage of revenues) was mainly attributable to the $119 million reduction in market remuneration and the incremental cost of net new hires and higher costs to retain and incentivize existing staff, together with a $20 million increase in severance costs, primarily relating to the first quarter 2005 headcount reduction program, and the impact of foreign currency translation. Excluding severance costs relating to the first quarter headcount reduction program, the compensation ratio was 60 percent in 2005. We expect the compensation ratio for full year 2006 to be less than 59 percent. This outlook assumes a more selective approach towards recruitment opportunities in 2006.

Other expenses at $405 million were 4 percent higher than 2004 of which 5 percent was attributable to acquisitions net of disposals and foreign currency translation. There was an underlying decrease of 1 percent despite an additional $20 million provision for legal claims following the March 31, 2005 review of legal cases and increased legal costs mainly relating to regulatory proceedings. This decrease reflected strong controls on discretionary spending throughout 2005.

2004 compared with 2003

General and administrative expenses, including share-based compensation charges, at $1,609 million in 2004 were $154 million or 11 percent higher than in 2003, of which 2 percent was attributable to foreign currency translation and 4 percent to acquisitions and disposals.

Salaries and benefits, excluding share-based compensation for stock options, were 54 percent of revenues in 2004 compared to 52 percent of revenues in 2003, reflecting increased expenditure on recruitment and retention of staff. We recruited steadily over the preceding two years as the Company grew and we built the sales culture. The pace of this recruitment accelerated in fourth quarter 2004 and at December 31, 2004 the number of revenue earning staff was 5 percent higher than at December 31, 2003.

Other expenses included some $10 million of incremental legal, investigative and other costs incurred in fourth quarter 2004 primarily relating to the New York Attorney General’s investigation.

Operating income and margin

	2005	2004	2003
	(millions, except percentages)
Revenues	$2,267	$2,275	$2,076
Operating income	451	630	593
Operating margin or operating income as a percentage of revenues	20%	28%	29%

2005 compared with 2004

Operating margin at 20 percent for 2005 was significantly lower than 2004 and was impacted by:

•       the first quarter 2005 provision for regulatory settlements of $51 million and related legal costs of $9 million;

•       a $20 million increase in severance costs primarily as a result of the first quarter 2005 headcount reduction program;

•       an additional $20 million increase in the provision for claims following the March 31, 2005 review of legal proceedings; and

•       a $67 million increase in net gains on disposal compared with 2004 mainly reflecting the $78 million gain on the sale of Stewart Smith in second quarter 2005.

The net effect of these items was to reduce operating margin by 1 percent. The remaining decline in operating margin was mainly attributable to: the $119 million reduction in market remuneration; increased retention and recruitment costs; the impact of foreign currency translation; and the effect of Stewart Smith which was sold in April 2005.

We earn revenue in an uneven fashion during the year, primarily due to the timing of insurance policy renewals. As many policies incept and renew as of December 31 or January 1, we generate the majority of our revenues in the first and fourth calendar quarters. General and administrative expenses, however, are incurred on a relatively even basis throughout the year. As a result, we have historically earned the majority of our operating income in the first and fourth quarters. However, significant charges in first quarter 2005 and a $78 million gain on disposal in second quarter 2005 distorted this trend in 2005. Operating income in 2005 was $87 million, $199 million, $66 million and $99 million for the first, second, third and fourth quarters, respectively.

2004 compared with 2003

Operating margin was 28 percent in 2004 compared with 29 percent in 2003. The decrease reflected increased recruitment and retention costs and higher legal, regulatory and compliance expenses.

Premium on redemption of subordinated notes

In February 2004, we paid a call premium of $17 million on the early redemption of all $370 million of our 9% senior subordinated notes.

Interest expense, net

Interest expense in 2005 was $30 million compared with $22 million in 2004 with the increase mainly due to higher average levels of debt at higher interest rates following the replacement of the $450 million term loan with $600 million of senior notes in July 2005 as part of our long term capital structure planning.

Interest expense in 2004 was $22 million, significantly lower than in 2003, $53 million. This decrease reflects the benefit of lower average levels of debt, together with lower interest rates on new credit facilities.

Income taxes

	2005	2004	2003
	(millions, except percentages)
Income before taxes	$421	$591	$540
Income taxes	143	197	181
Effective tax rate	34%	33%	34%

The effective tax rate in 2005 was 34 percent. The net impact of the effect of tax on net disposals, the amortization of intangibles, and the $60 million of regulatory settlements and related costs was 2 percent, of which approximately 3 percent was attributable to the $78 million profit on disposal of Stewart Smith and a negative 1 percent to the tax effect of the regulatory settlements and related costs. Excluding the effect of tax on net disposals of operations, the amortization of intangible assets, and regulatory settlements and related costs, the underlying tax rate was 32 percent compared with 33 percent in 2004 which contributed approximately $0.04 to diluted earnings per share in 2005.

Income tax expense for 2004 amounted to $197 million, an effective rate of 33 percent. The effects on taxation of the amortization of intangible assets and disposals of operations had a net neutral impact on the 2004 tax rate.

Income tax expense for 2003 amounted to $181 million, an effective rate of 34 percent. In the third quarter of 2003, certain changes to UK tax legislation were enacted regarding the taxation of employee stock options. With effect from July 1, 2003 we obtain a corporate tax deduction equal to the market price of our shares on the date of exercise less the option exercise price paid by the employee. Share-based compensation amounting to $9 million in respect of UK stock options had been expensed in periods prior to January 1, 2003 without any income tax benefit being recognized. Accordingly, following the change in UK tax legislation, a one-time income tax benefit of $3 million, and a corresponding deferred asset, was recognized in 2003.

Net income and earnings per diluted share

	2005	2004	2003
	(millions, except per share data)
Net income	$281	$402	$365
Earnings per diluted share	$1.72	$2.42	$2.17
Average diluted number of shares outstanding	163	166	168

2005 compared with 2004

Net income for 2005 was $281 million, or $1.72 per diluted share, compared with $402 million, or $2.42 per diluted share, in 2004. Net income in 2005 was impacted by a number of significant items: the $36 million post-tax cost of regulatory settlements in first quarter 2005 together with related legal costs, equivalent to $0.22 per diluted share; the $19 million post-tax cost of the first quarter 2005 headcount reduction program, equivalent to $0.12 per diluted share; the $14 million post-tax cost of the additional

$20 million provision for legal claims following the March 31, 2005 review of legal cases, equivalent to $0.09 per diluted share; and the $41 million post-tax net gain on disposal of operations primarily relating to the second quarter 2005 sale of Stewart Smith, equivalent to $0.25 per diluted share. The decrease excluding these significant items was mainly attributable to the reduction in market remuneration; increased retention and recruitment costs; the impact of foreign currency translation; and the effect of Stewart Smith which was sold in April 2005; partly offset by the lower tax rate.

Excluding the gain on disposal in second quarter 2005, Stewart Smith’s results contributed $Nil to net income per diluted share in 2005, $0.12 in 2004 and $0.10 in 2003. The following table shows the impact of Stewart Smith on results in the periods prior to sale:

	2005	2004	2003
	(millions, except per share data)
Revenues	$10	$77	$72
General and administrative expenses	11	44	45
Operating (loss) income	(1)	33	27
Income taxes	—	13	11
Net (loss) income	$(1)	$20	$16
Contribution to net income per diluted share	$—	$0.12	$0.10

Foreign currency translation reduced net income per diluted share by approximately $0.06 for fiscal 2005 compared with fiscal 2004.

2004 compared with 2003

Net income in 2004 and 2003 was impacted by net gains on disposal of operations. In addition, 2004 was adversely impacted by a call premium paid on the early redemption of the 9% senior subordinated notes ($10 million net of tax), while 2003 benefited from a one-time tax benefit of $3 million following a change to UK tax legislation regarding the taxation of employee stock options.

Excluding these items, net income increased by 14 percent to $404 million in 2004 ($2.43 per diluted share) compared with $355 million in 2003 ($2.11 per diluted share).

There was no impact of foreign currency translation on earnings in 2004 compared with 2003.

CRITICAL ACCOUNTING ESTIMATES

The Company’s accounting policies are described in Note 2 to the Consolidated Financial Statements. Management considers that the following accounting estimates or assumptions are the most important to the presentation of the Company’s financial condition or operating performance. Management has discussed its critical accounting estimates and associated disclosures with our Audit Committee.

Pension expense

We maintain defined benefit pension plans that cover almost all our employees in the United States and United Kingdom, although the UK plan was closed to new entrants in January 2006. New entrants in the United Kingdom will now be offered the opportunity to join a defined contribution plan. Elsewhere, pension benefits are typically provided through defined contribution plans.

Net pension expense for our defined benefit pension plans in 2005 was $62 million, an increase of $7 million compared with 2004 of which $6 million related to the UK plan. The increase in the UK expense was mainly attributable to the impact of lower discount rates and higher amortization charges for losses arising in previous years, together with a smaller increase due to increased longevity assumptions.

Based on December 31, 2005 assumptions, we expect our net pension expense in 2006 to decrease by approximately $13 million compared with 2005 mainly attributable to a $16 million increase in the expected return on UK plan assets, reflecting the benefit of strong asset performance in 2005, partly offset by the impact of the lower UK discount rate at December 31, 2005 and a further increase in longevity assumptions in the United States.

We make a number of assumptions when determining our pension liabilities and pension expense which are reviewed annually by senior management and changed where appropriate. The discount rate will be changed annually if underlying rates have moved whereas the expected long-term return on assets will be changed less frequently as longer term trends in asset returns emerge. Other material assumptions include rates of participant mortality, the expected long-term rate of compensation and pension increases and rates of employee termination.

UK plan

	As disclosed using December 31, 2005 assumptions	Impact of a 0.25 percentage point increase in the expected rate of return on assets(1)	Impact of a 0.25 percentage point increase in the discount rate(1)	One year increase in mortality assumption(2)
	(millions)
Estimated 2006 expense	$25	$(4)	$(9)	$8
Projected benefit obligation at December 31, 2005	1,848	N/A	(78)	52

(1)    With all other assumptions held constant.

(2)    Assumes all plan participants are one year younger.

Expected long-term rates of return on plan assets are developed from the expected future returns of the various asset classes using the target asset allocations. The expected long-term rate of return used for determining the net UK pension expense in 2005 was 7.25 percent, unchanged from 2004, and equivalent to an expected return in 2005 of $107 million. The actual return in 2005 was $282 million with all asset classes performing well, especially equities.

Rates used to discount pension plan liabilities at December 31, 2005 were based on yields prevailing at that date of high quality corporate bonds of appropriate maturity. The selected rate used to discount UK plan liabilities was 4.9 percent compared with 5.3 percent at December 31, 2004 with the decrease reflecting a decline in long term bond rates in the United Kingdom during 2005. The lower discount rate at December 31, 2005 was the main contributor to the $204 million actuarial loss in 2005. Changes to the rates at which retiring members can exchange part of their future pension entitlements for a cash payment also contributed to actuarial losses in 2005.

Mortality assumptions at December 31, 2005 were unchanged from December 31, 2004. As an indication of the longevity assumed, our calculations assume that a UK male retiree aged 65 at December 31, 2005 would have a life expectancy of 20 years.

US plan

	As disclosed using December 31, 2005 assumptions	Impact of a 0.25 percentage point increase in the expected rate of return on assets(1)	Impact of a 0.25 percentage point increase in the discount rate(1)	One year increase in mortality assumption(2)
	(millions)
Estimated 2006 expense	$24	$(1)	$(2)	$3
Projected benefit obligation at December 31, 2005	574	N/A	(20)	16

(1)    With all other assumptions held constant.

(2)    Assumes all plan participants are one year younger.

The expected long-term rate of return used for determining the net US pension expense in 2005 was 8.0 percent, compared with an actual return of 9.0 percent. The rate used to discount US plan liabilities at December 31, 2005 was 5.75 percent, determined based on expected plan cash flows discounted using a corporate bond yield curve, in line with the rate used at December 31, 2004.

We revised our mortality assumptions for the US plan during 2005 which led to an approximate $5 million increase in the projected benefit obligation at December 31, 2005. As an indication of the longevity assumed, our calculations assume that a US male retiree aged 65 at December 31, 2005 would have a life expectancy of 18 years.

Income taxes

We are subject to the income tax laws of the various tax jurisdictions in which we operate, principally the United States and United Kingdom. These tax laws are complex and subject to different interpretations by taxpayers and the tax authorities. When establishing income tax provisions, we therefore make a number of judgments and interpretations about the application and interaction of these tax laws. We have estimated tax reserves that we believe are adequate in relation to the potential for future assessments. Once established, we only adjust tax reserves when more information is available or when an event occurs necessitating a change to tax reserves. Changes in these tax laws or our interpretations of these laws and the resolution of current and future tax audits could significantly impact our effective tax rate and results of operations in a given period.

We recognize deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. We estimate deferred tax assets and liabilities and assess the need for any valuation allowances using enacted rates in effect for the year in which the differences are expected to be recovered or settled taking into account our business plans and tax planning strategies.

At December 31, 2005, the Company had gross deferred tax assets of $319 million (2004: $365 million) against which a valuation allowance of $110 million (2004: $123 million) had been recognized. To the extent that the actual future taxable income in the periods during which the temporary differences are expected to reverse differs from current projections, or assumed prudent and feasible tax planning strategies fail to materialize, or new tax planning strategies are developed, or material changes occur in actual tax rates or loss carry forward time limits, the Company may adjust the deferred tax asset considered realizable in future periods. Such adjustments could result in a significant increase or decrease in the effective tax rate and have a material impact on our net income, although management does not believe that this is likely.

Commitments, contingencies and accrued liabilities

We purchase professional indemnity insurance for errors and insurance claims. The terms of this insurance vary by policy year and self-insured risks have increased significantly over recent years. We have established provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not reported. These provisions are established based on actuarial estimates together with individual case reviews and are believed to be adequate in the light of current information and legal advice.

LIQUIDITY AND CAPITAL RESOURCES

In 2005, in order to diversify our funding base and to lengthen our maturity profile, we replaced the bank loan agreement we entered into in December 2003, which included a $450 million term loan facility and a $150 million revolving credit facility.

On July 1, 2005, we completed a senior notes offering of $600 million enabling us to access an alternative source of finance for the Company at attractive rates and spreads. The issue also facilitates further access to the debt markets in the future, providing additional flexibility. The issue comprised $250 million 5 year notes priced at 5.125 percent and $350 million 10 year notes priced at 5.625 percent. Net proceeds after expenses totaled $593 million and were used to repay the existing shorter term $450 million bank loan on July 6, 2005. The remaining balance was used for general corporate purposes including additional pension fund contributions of $50 million.

On October 17, 2005, we entered into a new $300 million 5 year revolving credit facility which provides short term flexibility and replaced the $150 million credit facility. Drawdowns under this new facility initially bear interest at LIBOR plus 45 basis points. We have not yet made any drawdowns under this facility.

Operating activities

As an intermediary, we hold funds generally in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurers and claims due to clients that are in transit from insurers. We report premiums, which are held on account of, or due from, clients as assets with a corresponding liability due to the insurers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities. All these balances due or payable are included in accounts receivable and accounts payable on the balance sheet. We earn interest on these funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity, and is not generally available to service our debt or for other corporate purposes.

Net cash provided by operations, which excludes fiduciary cash, was $95 million in 2005 compared with $360 million in 2004 and $399 million in 2003. The reduction in net cash provided by operations in 2005 was primarily attributable to a reclassification of approximately $155 million own funds to fiduciary funds under new Financial Services Authority (“FSA”) regulations in the United Kingdom which came into force in January 2005, and the $51 million regulatory settlements.

The new FSA regulations require fiduciary funds to be held in designated trust accounts, restrict the financial instruments in which such funds may be invested and affect the timing of transferring commissions from fiduciary funds to own funds. The regulations change the basis for the withdrawal of commissions from fiduciary funds from an earned to a receipts basis with a consequential increase in the balances held in fiduciary funds.

In addition to the impact of the new FSA regulations, net cash provided by operations in 2005 compared with 2004 was also adversely impacted by the abolition of volume and profit-based contingent commissions and the reduction in other market remuneration.

Net cash provided by operations was $39 million lower in 2004 compared with 2003 mainly reflecting the impact of recruitment and retention strategies employed by the Group at the end of 2004 and higher expenses related to legal, investigative and regulatory compliance.

Investing activities

Total net cash provided by investing activities was $32 million in 2005 compared with a $183 million outflow in 2004 and a $135 million outflow in 2003. Net cash proceeds from the sale of operations totaled $90 million pre-tax and were mainly attributable to the sale of Stewart Smith on April 14, 2005. Cash used for acquisitions in 2005 amounted to $35 million (net of cash acquired), primarily incurred in acquiring CGI Consulting Group, Inc., now Willis Benefits of Pennsylvania, Inc., a US employee benefits firm and Primary Worldwide Corporation in the US, now Willis Consulting Services of California, Inc., C.R. King and Partners Limited in the United Kingdom, J.H. Asesores y Corredores de Seguros S.A. a Peruvian broker, K.R. Athos Consultoria e Corretora de Seguros de Vida S/C Ltd, a Brazilian employee benefits firm and Essence, a Taiwanese broker.

Cash used for acquisitions in 2004 totaled $147 million (net of cash acquired). The cash was used primarily for the acquisitions of: Coyle Hamilton, the Republic of Ireland’s largest privately owned insurance broker; the controlling interest in Willis A/S, Denmark’s largest insurance broker; two reinsurance brokers in Italy and Denmark; and Opus, a regional insurance broking business in the United Kingdom.

Cash used for acquisitions in 2003 amounted to $91 million (net of cash acquired), primarily incurred in acquiring further interests in Willis GmbH, Willis Iberia and Willis Italia as we continued our policy of acquiring controlling interests in most major associate companies and other remaining minority interests.

We have historically funded acquisitions with cash or a combination of cash and equity. Depending on the acquisition and the economics of the transaction, we would expect this pattern to continue.

Capital expenditures for 2005, 2004 and 2003 were $32 million, $49 million and $57 million, respectively. We have funded our requirements for capital expenditures by cash generated internally from operations and expect to continue to do so in the future.

Financing activities

We continued to actively buy back shares in 2005, repurchasing 10.3 million shares for $360 million during the year compared with 9.3 million shares at a cost of $339 million in 2004. In April 2005, the Board of Directors approved a new share buyback program for $300 million and increased the authorization to $500 million in July 2005. An additional $140 million can, therefore, be bought back under the existing authorization.

The completion of our senior notes offering of $600 million in July 2005 and the subsequent repayment of the $450 million term loan generated a net cash inflow of $143 million. There was a net inflow of $63 million from refinancing debt in 2004. During 2003, debt repayments amounted to $198 million.

Excess tax benefits from share-based payment arrangements were $45 million compared with $130 million in 2004 reflecting a decrease in the level of options exercised during the year.

Cash dividends paid in 2005 were $135 million compared with $115 million in 2004 and $63 million in 2003. In February 2006, the quarterly cash dividend declared was increased by 9 percent to $0.235 per share, an annual rate of $0.94 per share. At this rate, the expected annual cost of dividends payable in 2006 will be approximately $146 million. We have funded dividends from cash generated internally by operations and expect to do so in the future.

As of December 31, 2005, we had cash and cash equivalents of $193 million, compared with $351 million at December 31, 2004. We expect that internally generated funds will be sufficient to meet our foreseeable operating cash requirements, capital expenditures and dividend payments. Additionally our new undrawn $300 million revolving credit facility gives us additional financial flexibility.

CONTRACTUAL OBLIGATIONS

Our contractual obligations at December 31, 2005 were:

		Payments due by
Obligations	Total	2006	2007- 2008	2009- 2010	After 2010
	(millions)
5.125% Senior Notes due 2010	$250	$—	$—	$250	$—
5.625% Senior Notes due 2015	350	—	—	—	350
Interest on Senior Notes	261	32	65	65	99
Operating leases	1,131	71	182	151	727
Pensions	181	95	86	—	—
Put & call options relating to subsidiaries and associates(1)	554	336	109	92	17
Total contractual obligations	$2,727	$534	$442	$558	$1,193

(1)             Based on the earliest dates on which options could be exercised.

In November 2004, we entered into a 25 year agreement with British Land plc relating to our new UK headquarters in London. Construction commenced in early 2005 and our occupancy is targeted for late 2007. Our contractual obligations in relation to this commitment totaling $800 million are included in the table above, but are contingent upon the successful completion of construction.

Following changes to UK pensions legislation in 2005, we are now required to agree a funding strategy for our UK defined benefit plan with the plan’s trustees. In January 2006, we agreed to make additional contributions in 2006 and 2007 of $95 million and $86 million respectively.

In connection with many of our investments in less than wholly-owned subsidiaries and associates, we retain rights to increase our ownership percentage over time, typically to a majority or 100 percent ownership position. In addition, in certain instances, the other owners have a right, typically at a price calculated pursuant to a formula based on revenues or earnings, to put some or all of their shares to us.

As part of our acquisition of 33 percent of Gras Savoye, we entered into a put arrangement, whereby the other shareholders in Gras Savoye (primarily two families, two insurance companies and Gras Savoye’s executive management team) could put their shares to us. Until 2011, we will be obligated to buy the shares of certain shareholders to the extent those shareholders put their shares, potentially increasing our ownership from 33 percent to 90 percent if all shareholders put their shares, at a price determined by a contractual formula based on earnings and revenue. Management shareholders of Gras Savoye (representing approximately 10 percent of shares) do not have general put rights before 2011, but have certain put rights on their death, disability or retirement from which payments, at December 31, 2005 based on the formula would not have exceeded $57 million. The shareholders may put their shares individually at any time during the put period.

While neither we nor the management of Gras Savoye expect significant exercises of the puts, on a separate or aggregate basis, in the near to medium term, we nevertheless believe that, should the aggregate amount of shares be put to us, sufficient funds would be available to satisfy this obligation. In addition, we have a call option to move to majority ownership under certain circumstances and in any event by December 2009. Upon exercising this call option, the remaining Gras Savoye shareholders have a put option.

Off-balance sheet transactions

Apart from commitments, guarantees and contingencies, as disclosed in Note 14 of Notes to the Consolidated Financial Statements, the Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company’s financial condition, results of operations or liquidity.